Exhibit 99.1

CONSOL Energy Reports Net Income of $153 million;
Coal Costs per Ton Drop $2.17, when compared to Q1 2012;
Cash on Hand at $200 million, while Total Liquidity at $2.6 Billion

PITTSBURGH (July 26, 2012) - CONSOL Energy Inc. (NYSE: CNX), the leading diversified fuel producer in the Eastern United States, reported net income for the quarter ended June 30, 2012 of $153 million, or $0.67 per diluted share, compared to $77 million, or $0.34 per diluted share from the year-earlier quarter. EBITDA1, a non-GAAP financial measure, was $414 million for the quarter ended June 30, 2012. This compared to $321 million in the year-earlier quarter.

There were several discrete items during the quarter that affected GAAP net income, including gains from the sales of some non-core properties, a charge for reclamation and selenium at the Fola Complex, and a charge for the expiration of certain shallow gas leases. The total after-tax effect of these items was an improvement of $82 million. They are detailed in the EBITDA reconciliation table later in the release.

"We continue to manage our way through this challenging environment," commented J. Brett Harvey, chairman and CEO. "In fact, we are fortunate to have generated more net income in this year's second quarter than in last year's second quarter, despite the much weaker industry and macro environment. At CONSOL, we've been working aggressively to manage costs and to raise cash by selling assets that are better suited to others."

In the Coal Division across all of its tons, CONSOL Energy had 2012 second quarter fully-load costs of $52.23 per ton. While this was higher than the 2011 second quarter, it represents a drop of $2.17 per ton from the 2012 first quarter of $54.40 per ton. The sequential improvement in costs per ton is even more impressive when one considers that the company produced 15.7 million tons in the 2012 first quarter and 14.6 million in the 2012 second quarter. Typically, it is more difficult to achieve unit cost savings on a lower production base.

The company attributes the unit cost improvement in coal to a combination of deflationary benefits from suppliers for items such as power, roof bolts, and diesel, as well as from re-doubled management efforts to preserve unit margins in a softer price environment in each of CONSOL's coal markets.

CONSOL Energy's efforts to sell non-core assets this year has also been very successful. The previously announced sales of non-revenue producing assets has generated $224 million in cash, year-to-date.

Cash flow from operations in the quarter was $138 million, as compared to $360 million in the year-earlier quarter. CONSOL continues to invest in its future, in both coal and gas, by investing $408 million in the 2012 second quarter on capital projects.

The cash flow from operations, when combined with the cash from asset sales and the $328 million due from our Marcellus Shale joint venture partner, Noble Energy, Inc., on September 30, means that for calendar 2012, the company has a reasonable expectation of being cash flow neutral, despite investing an expected $1.5 billion in maintenance and growth projects for both coal and gas.

"While there's no doubt that CONSOL and the coal and domestic natural gas industries face strong headwinds, we think it prudent to continue to invest in our core businesses to position CONSOL to capture value for our shareholders when the upcycle occurs," continued Mr. Harvey. "CONSOL's portfolio of coal and gas assets is unique. No other company has tier-one low-vol coal, thermal coal, high-vol coal, gas, and land assets under one roof."

During the quarter, CONSOL Energy also expanded an existing mining joint venture with a privately-held company in Central Pennsylvania. The joint venture will self-fund, through retained earnings, a $54 million (gross) expansion in 2012 and 2013. The expansion will enable CONSOL 's share of high-vol A and mid-vol coal production to ramp from 150,000 tons in 2012 to 900,000 tons in 2015.

1The term "EBITDA" is a non-GAAP financial measure, which is defined and reconciled to the GAAP net income below, under the caption “Non-GAAP Financial Measures."

Exhibit 99.1

Coal Division Results:

The average realized price per ton, across all of the company's production in the 2012 second quarter, was $66.00, or down $8.63, or 12%, from the $74.63 realized in the 2011 second quarter. The drop was due to lower realized prices per ton for the low-vol and high-vol coal categories. The realized price for thermal coal, on the other hand, increased slightly from the year earlier quarter.

Average realized price per ton in the low-vol category in the 2012 second quarter was lower than expected because 80,000 tons that had been committed at higher prices, were deferred until later periods. These tons were replaced with lower priced spot sales. Two capesize vessels of a high ash product were sold into Asia for $85 per short ton, FOB mine. All other spot sales in the quarter averaged $109 per short ton, FOB mine. Changes in low-vol inventory valuation were negligible in this quarter, so that the realized price was close to the sales price. The company does not expect to sell any additional high ash tons into Asia in the foreseeable future.

Average realized price per ton in the high-vol category was affected by weaker market conditions in Asia.

COAL DIVISION RESULTS BY PRODUCT CATEGORY - Quarter-To-Quarter Comparison

	Low-Vol	Low-Vol	High-Vol	High-Vol	Thermal	Thermal
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter
	Ended	Ended	Ended	Ended	Ended	Ended
	June 30,	June 30,	June 30,	June 30,	June 30,	June 30,
	2012	2011	2012	2011	2012	2011
Sales - Company Produced (millions of tons)	1.0	1.4	1.2	1.5	12.3	13.5
Coal Production (millions of tons)	1.1	1.4	1.2	1.5	12.2	12.5
Average Realized Price Per Ton - Company Produced	$121.58	$207.05	$61.22	$81.75	$61.29	$59.24
Less:
Operating Costs Per Ton	$58.91	$50.01	$34.83	$35.69	$38.83	$37.68
Non-Operating Charges Per Ton	$9.38	$10.07	$4.42	$6.36	$5.39	$6.73
DD&A Per Ton	$9.49	$6.65	$6.24	$6.22	$6.31	$6.07
Total Cost Per Ton - Company Produced	$77.78	$66.73	$45.49	$48.27	$50.53	$50.48
Average Margin Per Ton	$43.80	$140.32	$15.73	$33.48	$10.76	$8.76
Addback DD&A Per Ton	$9.49	$6.65	$6.24	$6.22	$6.31	$6.07
Average Margin Per Ton, before DD&A	$53.29	$146.97	$21.97	$39.70	$17.07	$14.83
Cash Flow before Cap. Ex and DD&A ($MM)	$53	$206	$26	$60	$210	$200
Ending Inventory (MM tons)	0.4	0.2	N/A	N/A	2.0	1.6
Sales and production include CONSOL Energy's portion from equity affiliates. Operating costs include items such as labor, supplies, power, preparation costs, project expenses, subsidence costs, gas well plugging costs, charges for employee benefits (including Combined Fund premiums), royalties, and production and property taxes. Non-operating charges include items such as charges for long-term liabilities, and direct administration. The treatment of general and administrative has changed; it has been removed from the costs shown in this table for both the current quarter and the year-earlier quarter. Management has decided to allocate G&A to the coal division and the gas division, but will no longer allocate G&A beyond that. Sales times Average Margin Per Ton, before DD&A is meant to approximate the amount of cash generated for the low-vol, high-vol, and thermal coal categories. This cash generation will be offset by maintenance of production (MOP) capital expenditures. N/A means not applicable; there is no inventory in the High-Vol segment.
Total costs per ton, across all of CONSOL Energy's coal production in the quarter ended June 30, 2012 were $52.23, an increase of $0.53, or 1%, from the quarter ended June 30, 2011. However, the April 2012 idling of the Blacksville

1The term "EBITDA" is a non-GAAP financial measure, which is defined and reconciled to the GAAP net income below, under the caption “Non-GAAP Financial Measures."

and Buchanan longwalls accounted for $1.65 per ton during the quarter. This means that, excluding idling, total costs per ton in the quarter ended June 30, 2012 were lower by $1.12, at $50.58.
Coal production in the quarter consisted of 1.1 million tons of low-vol, 1.2 million tons of high-vol, and 12.2 million tons of thermal, for a total of 14.6 million tons. (Numbers don't add due to rounding. Also, Amonate production of 56,000 tons is included in the low-vol category.)
Of the thermal coal production,11.0 million tons were from Northern Appalachia and 1.2 million tons were from Central Appalachia.
During the second quarter, thermal coal inventory was increased by 0.1 million tons, when compared to the quarter ended March 31, 2012.

Coal Marketing Update:

Low-Vol: Low-vol coal continues to be oversupplied in a world economy that has weakened in the last three months. Steel utilization rates are weak in Europe and Brazil, which are CONSOL's natural export markets. CONSOL estimates that unpriced low-vol tons shipped in the third quarter will receive a price similar to what was received in the second quarter. CONSOL idled the Buchanan longwall for a week in late July to better balance supply and demand. The idling will lower third quarter Buchanan production by 100,000 tons, to 1.0 million tons. CONSOL will use the idling to perform maintenance on a skip hoist.

High-Vol: Softness in the Asian metallurgical markets during the quarter continued to affect the realized high-vol coal price. CONSOL's high-vol was successfully tried by a European steel mill, but because of a general oversupply of coking coal, the customer is not expected to take shipments until steel demand increases. As a result, CONSOL has trimmed high-vol sales guidance for the second half of 2012.

U.S. Thermal: CONSOL has benefited during a weak thermal market by having nearly all of its coal sold in 2012. Customer requests for deferrals have largely subsided during hot summer weather. Utility stockpiles, while receding, remain at higher-than-normal levels. Because of the lack of clarity for 2013, discussions for new thermal sales are in a very early stage.

Global Thermal: CONSOL expects to continue to sell thermal coal into European markets under contract and in Asian markets on a spot basis through the remainder of 2012.

Gas Division Results:

The table below summarizes the key metrics for the Gas Division:

GAS DIVISION RESULTS — Quarter-to-Quarter Comparison

	Quarter	Quarter
	Ended	Ended
	June 30, 2012	June 30, 2011
Total Revenue and Other Income ($ MM)	$176.7	$210.0
Net Income	$0.8	$17.1
Net Cash from Operating Activities ($ MM)	$70.0	$85.3
Total Period Production (Bcf)	37.3	37.5
Average Daily Production (MMcf)	409.8	411.6
Capital Expenditures ($ MM)	$143.2	$168.6
Production results are net of royalties.

Coalbed Methane (CBM): Total production was 22.3 Bcf, a decrease of 3% from the 22.9 Bcf produced in the year-earlier quarter.

Marcellus Shale: Total production was 7.2 Bcf, an increase of 16% from the 6.2 Bcf produced in the year-earlier quarter. After reducing the year-earlier quarter's production by the 3.5 Bcf attributable to the subsequent sales to Antero and Noble Energy, the adjusted increase was an impressive 167%.

Shallow: Total production was 7.2 Bcf, a decrease of 10% from the 8.0 Bcf produced in the year-earlier quarter. The company has been shifting rigs and capital toward higher potential return Marcellus and Utica drilling prospects.

Other: A miscellaneous category had production of 0.5 Bcf, unchanged from 0.5 Bcf in the year-earlier quarter.

PRICE AND COST DATA PER MCF — Quarter-to-Quarter Comparison

Despite 10% higher adjusted gas volumes, the company experienced reduced profitability within the Gas Division when compared with the quarter ended June 30, 2011. Unit gas margins fell despite the improvement in unit costs, as realized unit gas prices fell by $1.09 per Mcf. Total unit gas costs declined, due in part to the increased emphasis on low cost Marcellus Shale drilling, where the company has been drilling longer laterals on multi-well pads. All-in unit costs in the Marcellus Shale were $2.61 per Mcf in the just-end quarter, a decrease of $0.65 from the $3.26 per Mcf in the year-earlier quarter. Unit DD&A was lower due to higher proved reserves.

	Quarter	Quarter
	Ended	Ended
	June 30, 2012	June 30, 2011
Average Sales Price	$3.98	$5.07
Costs - Production
Lifting	$0.61	$0.64
Ad Valorem, Severance and Other Taxes	$0.16	$0.19
DD&A	$1.07	$1.13
Total Production Costs	$1.84	$1.96

Costs - Gathering
Operating Costs	$0.65	$0.63
Transportation	$0.34	$0.29
DD&A	$0.20	$0.25
Total Gathering Costs	$1.19	$1.17

Gas Direct Administrative Selling & Other	$0.31	$0.44

Total Costs	$3.34	$3.57

Margin	$0.64	$1.50
Note: Costs − The line item "gas direct administrative, selling, & other" excludes general administration, incentive compensation, and other corporate expenses.

Gas Division profitability was also impacted by $11 million due to the expiration of certain shallow gas leases, which the company chose not to renew.

CONSOL Energy 2012 Production Guidance

CONSOL Energy expects its net gas production to be between 157 - 159 Bcf for the year. Third quarter gas production, net to CONSOL, is expected to be approximately 40 - 42 Bcf.

Total hedged gas production in the 2012 third quarter is 19.3 Bcf, at an average price of $5.25 per Mcf. The annual gas hedge position for three years is shown in the table below:

GAS DIVISION GUIDANCE

	2012	2013	2014
Total Yearly Production (Bcf)	157-159	N/A	N/A
Volumes Hedged (Bcf),as of 7/13/12	76.9	61.7	51.4
Average Hedge Price ($/Mcf)	$5.25	$4.79	$5.01

COAL DIVISION GUIDANCE

	Q3 2012	2012	2013	2014
Estimated Coal Sales (millions of tons)	14.9	59.4	57.6	62.0
Est. Low-Vol Met Sales	1.2	4.4	4.6	4.4
Tonnage: Firm	0.8	3.4	0.3	—
Avg. Price: Sold (Firm)	$139.87	$149.47	$126.65	$—
Price: Estimated (For open tonnage)	N/A	N/A	N/A	N/A
Est. High-Vol Met Sales	0.9	4.2	5.2	5.8
Tonnage: Firm	0.7	3.4	0.4	0.3
Avg. Price: Sold (Firm)	$72.40	$68.35	$72.11	$75.53
Price: Estimated (For open tonnage)	N/A	N/A	N/A	N/A
Est. Thermal Sales	12.7	50.5	47.2	51.2
Tonnage: Firm	12.5	49.7	25.1	17.7
Avg. Price: Sold (Firm)	$63.51	$62.37	$62.57	$63.91
Price: Estimated (For open tonnage)	N/A	N/A	N/A	N/A
Note: While most of the data in the table are single point estimates, the inherent uncertainty of markets and mining operations means that investors should consider a reasonable range around these estimates. N/A means not available or not forecast. CONSOL has chosen not to forecast prices for open tonnage due to ongoing customer negotiations. In the thermal sales category, the open tonnage includes 4.7 million collared tons in 2013, with a ceiling of $59.78 per ton and a floor of $51.63 per ton. For 2014, the open tonnage in the thermal sales category includes 7.0 million tons, with a ceiling of $59.31 per ton and a floor of $45.93 per ton. Total Amonate estimated coal sales for Q3 2012 are 0.1 million tons. Calendar years 2012, 2013, and 2014 include 0.3, 0.6, and 0.6 million tons, respectively, from Amonate. The Amonate tons are not included in the category breakdowns. None of the Amonate tons has yet been sold.

Liquidity
Total company liquidity as of June 30, 2012 was $2.6 billion.
As of June 30, 2012, CONSOL Energy had $1.625 billion in total liquidity, which is comprised of $185.9 million of cash, $39.2 million available to be borrowed under the accounts receivable securitization facility, and $1,399.9 million available to be borrowed under its $1.5 billion bank facility. CONSOL Energy also has outstanding letters of credit of $260.9 million.
As of June 30, 2012, CNX Gas Corporation had $944.0 million in total liquidity, which is comprised of $14.2 million of cash and $929.8 million available to be borrowed under its $1.0 billion bank facility. CNX Gas' credit facility has no borrowings thereunder, and outstanding letters of credit of $70.2 million.

CONSOL Energy Inc., the leading diversified fuel producer in the Eastern U.S., is a member of the Standard & Poor's 500 Equity Index and the Fortune 500. It has 12 bituminous coal mining complexes in four states and reports proven and probable coal reserves of 4.5 billion tons. It is also a leading Eastern U.S. gas producer, with proved reserves of 3.5 trillion cubic feet. Additional information about CONSOL Energy can be found at its web site: www.consolenergy.com.

Non-GAAP Financial Measures

Definition: EBIT is defined as earnings before deducting net interest expense (interest expense less interest income) and income taxes. EBITDA is defined as earnings before deducting net interest expense (interest expense less interest income), income taxes and depreciation, depletion and amortization. Although EBIT and EBITDA are not measures of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful to an investor in evaluating CONSOL Energy because it is widely used to evaluate a company's operating performance before debt expense and its cash or as a substitute for measures of performance in accordance with generally accepted accounting principles. In addition, because all companies do not calculate EBIT or EBITDA identically, the presentation here may not be comparable to similarly titled measures of other companies.

Reconciliation of EBIT, EBITDA and earnings to financial Net Income is as follows (dollars in 000s):

	Three Months Ended
	June 30,
	2012	2011
Net Income	$152,739	$77,384

Add: Interest Expense	56,593	64,597
Less: Interest Income	(8,147)	(240)
Add: Income Taxes	58,945	21,400
Earnings Before Interest & Taxes (EBIT)	260,130	163,141

Add: Depreciation, Depletion & Amortization	153,824	157,800

Earnings Before Interest, Taxes and DD&A (EBITDA)	413,954	320,941

Adjustments:
Asset Abandonment - Mine 84	—	115,479
Loss on Debt Extinguishment	—	16,090
OPEB/Pension Revision	—	13,926
Expiration of Gas Leases	11,078	—
Gain on Sale of Elk Creek	(11,235)	—
Gain on Sale of Northern Powder River Basin Assets	(150,677)	—
Pre-tax Fola Reclamation (non-cash)	32,079	—
Total Pre-tax Adjustments	(118,755)	145,495

Adjusted Earnings Before Interest, Taxes and DD&A ( Adjusted EBITDA)	$295,199	$466,436
Note: Income tax effect of Total Pre-tax Adjustments was ($36,616) and $52,081 for the three months ended June 30, 2012 and June 30, 2011, respectively.

Forward-Looking Statements
We are including the following cautionary statement in this document to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf of us. With the exception of historical matters, the matters discussed in this document are forward-looking statements (as defined in Section 21E of the Securities Exchange Act of 1934) that involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. When we use the words "believe," "intend," "expect," "may," "should," "anticipate," "could," "estimate," "plan," "predict," "project," or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe strategy that involves risks or uncertainties, we are making forward-looking statements. The forward-looking statements in this document speak only as of the date of this document; we disclaim any obligation to update these statements, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, contingencies and uncertainties relate to, among other matters, the following: deterioration in global economic conditions in any of the industries in which our customers operate, or sustained uncertainty in financial markets cause conditions we cannot predict; a significant or extended decline in prices we receive for our coal and natural gas affecting our operating results and cash flows; our customers extending existing contracts or entering into new long-term contracts for coal; our reliance on major customers; our inability to collect payments from customers if their creditworthiness declines; the disruption of rail, barge, gathering, processing and transportation facilities and other systems that deliver our coal and natural gas to market; a loss of our competitive position because of the competitive nature of the coal and natural gas industries, or a loss of our competitive position because of overcapacity in these industries impairing our profitability; our inability to maintain satisfactory labor relations; coal users switching to other fuels in order to comply with various environmental standards related to coal combustion emissions; the impact of potential, as well as any adopted regulations relating to greenhouse gas emissions on the demand for coal and natural gas; foreign currency fluctuations could adversely affect the competitiveness of our coal abroad; the risks inherent in coal and natural gas operations being subject to unexpected disruptions, including geological conditions, equipment failure, timing of completion of significant construction or repair of equipment, fires, explosions, accidents and weather conditions which could impact financial results; decreases in the availability of, or increases in, the price of commodities or capital equipment used in our mining and natural gas operations; decreases in the availability of, an increase in the prices charged by third party contractors or, failure of third party contractors to provide quality services to us in a timely manner could impact our profitability; obtaining and renewing governmental permits and approvals for our coal and natural gas operations; the effects of government regulation on the discharge into the water or air, and the disposal and clean-up of, hazardous substances and wastes generated during our coal and natural gas operations; the effects of stringent federal and state employee health and safety regulations, including the ability of regulators to shut down a mine or well; the potential for liabilities arising from environmental contamination or alleged environmental contamination in connection with our past or current coal and gas operations; the effects of mine closing, reclamation, gas well closing and certain other liabilities; uncertainties in estimating our economically recoverable coal and gas reserves; costs associated with perfecting title for coal or gas rights on some of our properties; the outcomes of various legal proceedings, which are more fully described in our reports filed under the Securities Exchange Act of 1934; the impacts of various asbestos litigation claims; increased exposure to employee related long-term liabilities; our accruals for obligations for long-term employee benefits are based upon assumptions which, if inaccurate, could result in our being required to expend greater amounts than anticipated; due to our participation in an underfunded multi-employer pension plan, we have exposure under that plan that extends beyond what our obligation would be with respect to our employees and in the future we may have to make additional cash contributions to fund the pension plan or incur withdrawal liability; lump sum payments made to retiring salaried employees pursuant to our defined benefit pension plan exceeding total service and interest cost in a plan year; acquisitions and joint ventures that we recently have completed or entered into or may make in the future including the accuracy of our assessment of the acquired businesses and their risks, achieving any anticipated synergies, integrating the acquisitions and unanticipated changes that could affect assumptions we may have made and divestitures we anticipate may not occur or produce anticipated proceeds including joint venture partners paying anticipated carry obligations; the terms of our two significant existing gas joint ventures restrict our flexibility and actions taken by the other party in our gas joint ventures may impact our financial position; the anti-takeover effects of our rights plan could prevent a change of control; risks associated with our debt; replacing our natural gas reserves, which if not replaced, will cause our gas reserves and gas production to decline; our ability to find adequate water sources for use in gas drilling, or our ability to dispose of water used or removed from strata in connection with our gas operations at a reasonable cost and within applicable environmental rules; our hedging activities may prevent us from benefiting from price increases and may expose us to other risks; and other factors discussed in the 2011 Form 10-K under "Risk Factors," as updated by any subsequent Form 10-Qs, which are on file at the Securities and Exchange Commission.

Contacts:

Investor: Dan Zajdel at (724) 485-4169
Media: Lynn Seay at (724) 485-4065

CONSOL ENERGY INC. AND SUBSIDIARIES

SPECIAL INCOME STATEMENT
(Unaudited)
(Dollars in millions)

	Three Months Ended June 30, 2012
	Produced	Other	Total			Total
	Coal	Coal	Coal	Gas	Other	Company
Sales	$940	$5	$945	$149	$96	$1,190
Gas Royalty Interest	—	—	—	10	—	10
Freight Revenue	—	49	49	—	—	49
Other Income	1	180	181	18	7	206
Total Revenue and Other Income	941	234	1,175	177	103	1,455

Cost of Goods Sold	586	76	662	103	93	858
Gas Royalty Interests' Costs	—	—	—	7	—	7
Freight Expense	—	49	49	—	—	49
Selling, General & Admin.	—	39	39	9	(14)	34
DD&A	96	4	100	47	7	154
Interest Expense	—	—	—	1	56	57
Taxes Other Than Income	64	9	73	9	2	84
Total Costs	746	177	923	176	144	1,243

Earnings Before Income Taxes	$195	$57	$252	$1	$(41)	$212

Income Tax						$59

Net Income						$153

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Sales—Outside	$1,189,293	$1,486,000	$2,500,764	$2,871,478
Sales—Gas Royalty Interests	9,533	16,273	21,739	35,108
Sales—Purchased Gas	651	1,162	1,490	2,142
Freight—Outside	49,472	59,572	98,765	96,440
Other Income	205,538	24,921	258,499	48,137
Total Revenue and Other Income	1,454,487	1,587,928	2,881,257	3,053,305
Cost of Goods Sold and Other Operating Charges (exclusive of depreciation, depletion and amortization shown below)	856,889	927,399	1,760,930	1,741,108
Loss on Debt Extinguishment	—	16,090	—	16,090
Gas Royalty Interests Costs	7,124	14,366	17,373	31,173
Purchased Gas Costs	869	1,776	1,386	2,452
Freight Expense	49,472	59,572	98,765	96,251
Selling, General and Administrative Expenses	33,732	43,423	72,731	83,619
Depreciation, Depletion and Amortization	153,824	157,800	309,171	306,862
Abandonment of Long-Lived Assets	—	115,479	—	115,479
Interest Expense	56,593	64,597	114,713	131,079
Taxes Other Than Income	84,329	88,642	175,956	179,331
Total Costs	1,242,832	1,489,144	2,551,025	2,703,444
Earnings Before Income Taxes	211,655	98,784	330,232	349,861
Income Taxes	58,945	21,400	80,326	80,328
Net Income	152,710	77,384	249,906	269,533
Add: Net Loss Attributable to Noncontrolling Interest	29	—	29	—
Net Income Attributable to CONSOL Energy Inc. Shareholders	$152,739	$77,384	$249,935	$269,533
Earnings Per Share:
Basic	$0.67	$0.34	$1.10	$1.19
Dilutive	$0.67	$0.34	$1.09	$1.18
Weighted Average Number of Common Shares Outstanding:
Basic	227,548,394	226,647,752	227,408,832	226,499,994
Dilutive	229,252,185	229,138,024	229,122,594	228,917,335
Dividends Paid Per Share	$0.125	$0.100	$0.250	$0.200

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Unaudited)
(Dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Net Income	$152,710	$77,384	$249,906	$269,533
Other Comprehensive Income (Loss):
Treasury Rate Lock (Net of tax: $-, $47, $-, $59)	—	(76)	—	(96)
Actuarially Determined Long-Term Liability Adjustments
Change in Prior Service Cost (Net of tax: $-,$-, ($30,295),$-)	—	—	50,276	—
Amortization of Prior Service Cost (Net of tax: $5,232, $4,583,$9,784, $9,166)	(8,683)	(7,364)	(16,237)	(14,729)
Amortization of Net Loss (Net of tax: ($9,802), ($13,108), ($19,956), ($22,874))	16,269	21,064	33,120	36,756
Net Increase in the Value of Cash Flow Hedge (Net of tax: ($6,689), ($18,308), ($55,877), ($21,122))	10,663	28,430	86,739	32,801
Reclassification of Cash Flow Hedges from OCI to Earnings (Net of tax: $36,696, $10,839, $68,077, $23,454)	(57,847)	(16,905)	(105,788)	(35,745)

Other Comprehensive Income (Loss):	(39,598)	25,149	48,110	18,987

Add: Comprehensive Loss Attributable to Noncontrolling Interest	29	—	29	—

Comprehensive Income Attributable to CONSOL Energy Inc. Shareholders	$113,141	$102,533	$298,045	$288,520

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	(Unaudited)
	June 30, 2012	December 31, 2011
ASSETS
Current Assets:
Cash and Cash Equivalents	$200,207	$375,736
Accounts and Notes Receivable:
Trade	416,838	462,812
Notes Receivable	314,646	314,950
Other Receivables	99,597	105,708
Inventories	305,061	258,335
Deferred Income Taxes	148,977	141,083
Prepaid Expenses	195,297	239,353
Total Current Assets	1,680,623	1,897,977
Property, Plant and Equipment:
Property, Plant and Equipment	14,736,339	14,087,319
Less—Accumulated Depreciation, Depletion and Amortization	5,065,462	4,760,903
Total Property, Plant and Equipment—Net	9,670,877	9,326,416
Other Assets:
Deferred Income Taxes	439,745	507,724
Restricted Cash	20,365	22,148
Investment in Affiliates	209,273	182,036
Notes Receivable	300,307	300,492
Other	276,706	288,907
Total Other Assets	1,246,396	1,301,307
TOTAL ASSETS	$12,597,896	$12,525,700

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data)

	(Unaudited)
	June 30, 2012	December 31, 2011
LIABILITIES AND EQUITY
Current Liabilities:
Accounts Payable	$472,804	$522,003
Current Portion of Long-Term Debt	20,862	20,691
Accrued Income Taxes	35,065	75,633
Other Accrued Liabilities	744,186	770,070
Total Current Liabilities	1,272,917	1,388,397
Long-Term Debt:
Long-Term Debt	3,122,234	3,122,234
Capital Lease Obligations	53,032	55,189
Total Long-Term Debt	3,175,266	3,177,423
Deferred Credits and Other Liabilities:
Postretirement Benefits Other Than Pensions	2,971,297	3,059,671
Pneumoconiosis Benefits	175,611	173,553
Mine Closing	441,670	406,712
Gas Well Closing	144,577	124,051
Workers’ Compensation	150,007	151,034
Salary Retirement	208,506	269,069
Reclamation	56,184	39,969
Other	131,549	124,936
Total Deferred Credits and Other Liabilities	4,279,401	4,348,995
TOTAL LIABILITIES	8,727,584	8,914,815
Stockholders’ Equity:
Common Stock, $.01 Par Value; 500,000,000 Shares Authorized, 227,628,661 Issued and 227,593,906 Outstanding at June 30, 2012; 227,289,426 Issued and 226,056,212 Outstanding at December 31, 2011	2,276	2,273
Capital in Excess of Par Value	2,262,159	2,234,775
Preferred Stock, 15,000,000 authorized, None issued and outstanding	—	—
Retained Earnings	2,359,609	2,184,737
Accumulated Other Comprehensive Loss	(753,444)	(801,554)
Common Stock in Treasury, at Cost—34,755 Shares at June 30, 2012 and 233,214 Shares at December 31, 2011	(609)	(9,346)
Total CONSOL Energy Inc. Stockholders’ Equity	3,869,991	3,610,885
Noncontrolling Interest	321	—
TOTAL EQUITY	3,870,312	3,610,885
TOTAL LIABILITIES AND EQUITY	$12,597,896	$12,525,700

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(Dollars in thousands, except per share data)

	Common Stock	Capital in Excess of Par Value	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Common Stock in Treasury	Total CONSOL Energy Inc. Stockholders’ Equity	Non- Controlling Interest	Total Equity
Balance at December 31, 2011	$2,273	$2,234,775	$2,184,737	$(801,554)	$(9,346)	$3,610,885	$—	$3,610,885
(Unaudited)
Net Income (Loss)	—	—	249,935	—	—	249,935	(29)	249,906
Other Comprehensive Income	—	—	—	48,110	—	48,110	—	48,110
Comprehensive Income (Loss)	—	—	249,935	48,110	—	298,045	(29)	298,016
Issuance of Treasury Stock	—	—	(18,230)	—	8,737	(9,493)	—	(9,493)
Issuance of Common Stock	3	454	—	—	—	457	—	457
Tax Cost From Stock-Based Compensation	—	(5)	—	—	—	(5)	—	(5)
Amortization of Stock-Based Compensation Awards	—	26,935	—	—	—	26,935	—	26,935
Net Change in Greenshale Energy Noncontrolling Interest						—	350	350
Dividends ($0.25 per share)	—	—	(56,833)	—	—	(56,833)	—	(56,833)
Balance at June 30, 2012	$2,276	$2,262,159	$2,359,609	$(753,444)	$(609)	$3,869,991	$321	$3,870,312

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Operating Activities:
Net Income Attributable to CONSOL Energy Inc. Shareholders	$152,739	$77,384	$249,935	$269,533
Adjustments to Reconcile Net Income to Net Cash Provided By Operating Activities:
Depreciation, Depletion and Amortization	153,824	157,800	309,171	306,862
Abandonment of Long-Lived Assets	—	115,479	—	115,479
Stock-Based Compensation	10,683	12,129	26,935	25,575
Gain on Sale of Assets	(170,268)	(4,816)	(189,981)	(5,139)
Loss on Extinguishment of Debt	—	16,090	—	16,090
Amortization of Mineral Leases	1,745	1,110	3,631	3,578
Deferred Income Taxes	32,890	(15,507)	30,625	7,592
Equity in Earnings of Affiliates	(7,168)	(5,831)	(15,103)	(11,312)
Changes in Operating Assets:
Accounts and Notes Receivable	58,024	(24,196)	40,034	(51,097)
Inventories	(20,064)	27,727	(46,726)	(1,708)
Prepaid Expenses	13,478	16,094	19,709	23,679
Changes in Other Assets	(233)	5,858	10,604	15,307
Changes in Operating Liabilities:
Accounts Payable	(1,954)	13,905	(41,266)	21,184
Other Operating Liabilities	(127,926)	(52,472)	(65,693)	23,391
Changes in Other Liabilities	32,384	16,086	23,456	29,607
Other	10,309	3,399	12,618	6,862
Net Cash Provided by Operating Activities	138,463	360,239	367,949	795,483
Investing Activities:
Capital Expenditures	(407,953)	(330,663)	(714,399)	(585,441)
Proceeds from Sales of Assets	223,618	7,180	252,229	7,480
Distributions From, net of (Investments In), Equity Affiliates	(11,589)	2,400	(21,839)	3,870
Net Cash Used in Investing Activities	(195,924)	(321,083)	(484,009)	(574,091)
Financing Activities:
Proceeds from (Payments on) Short-Term Borrowings	—	90,250	—	(23,250)
Payments on Miscellaneous Borrowings	(2,332)	(3,407)	(4,662)	(7,105)
Proceeds from (Payments on) Securitization Facility	—	70,000	—	(130,000)
Payments on Long Term Notes, including Redemption Premium	—	(265,785)	—	(265,785)
Proceeds from Issuance of Long-Term Notes			—	250,000
Tax Benefit from Stock-Based Compensation	858	875	1,608	4,181
Dividends Paid	(28,446)	(22,668)	(56,833)	(45,293)
Issuance of Common Stock	403	—	457	—
Issuance of Treasury Stock	—	1,313	109	5,012
Debt Issuance and Financing Fees	(128)	(10,910)	(148)	(15,427)
Net Cash Used in Financing Activities	(29,645)	(140,332)	(59,469)	(227,667)
Net Decrease in Cash and Cash Equivalents	(87,106)	(101,176)	(175,529)	(6,275)
Cash and Cash Equivalents at Beginning of Period	287,313	127,695	375,736	32,794
Cash and Cash Equivalents at End of Period	$200,207	$26,519	$200,207	$26,519